    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 6, 2001
                                                REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                          NEWFIELD EXPLORATION COMPANY
             (Exact name of registrant as specified in its charter)

              DELAWARE                                      72-1133047
    (State or other jurisdiction                         (I.R.S. Employer
  of incorporation or organization)                   Identification Number)

                     363 N. SAM HOUSTON PKWY E., SUITE 2020
                              HOUSTON, TEXAS 77060
          (Address of principal executive offices, including zip code)

                                   ----------

              NEWFIELD EXPLORATION COMPANY 2000 OMNIBUS STOCK PLAN
  NEWFIELD EXPLORATION COMPANY 2000 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN
         NEWFIELD EXPLORATION COMPANY 2001 EMPLOYEE STOCK PURCHASE PLAN
                            (Full title of the plans)

                                TERRY W. RATHERT
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                          NEWFIELD EXPLORATION COMPANY
                     363 N. SAM HOUSTON PKWY E., SUITE 2020
                              HOUSTON, TEXAS 77060
                     (Name and address of agent for service)

                                 (281) 847-6000
          (Telephone number, including area code, of agent for service)

                                   Copies to:

                                 James H. Wilson
                             Vinson & Elkins L.L.P.
                       2300 First City Tower, 1001 Fannin
                            Houston, Texas 77002-6760
                                 (713) 758-2222

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                          PROPOSED MAXIMUM       PROPOSED MAXIMUM       AMOUNT OF
         TITLE OF SECURITIES            AMOUNT TO BE       OFFERING PRICE       AGGREGATE OFFERING     REGISTRATION
          TO BE REGISTERED               REGISTERED          PER SHARE*               PRICE*               FEE
--------------------------------------------------------------------------------------------------------------------
common stock (including attached
preferred share purchase rights)     2,250,000 shares           $33.47               $75,307,500          $18,827
====================================================================================================================

* Estimated, solely for the purposes of calculating the registration fee, in accordance with Rule 457(h) under the Securities Act of 1933 on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c), using the average of the high and low sales prices as reported by New York Stock Exchange for the common stock on February 1, 2001.

================================================================================

PROSPECTUS


                                  50,250 SHARES


                          NEWFIELD EXPLORATION COMPANY
                                  COMMON STOCK

                                   ----------


     This prospectus relates to the offer and sale from time to time of up to an aggregate of 50,250 shares of our common stock for the account of our stockholders named in this prospectus. A selling stockholder may sell none, some or all of the shares offered by this prospectus. We cannot predict when or in what amounts a selling stockholder may sell any of the shares offered by this prospectus. We will not receive any of the proceeds from the sale of shares by the selling stockholders. Our common stock is listed on the New York Stock Exchange under the symbol "NFX." On February 5, 2001, the last reported sales price for our common stock was $36.03 per share.



INVESTING IN OUR COMMON STOCK INVOLVES RISKS.  SEE "RISK FACTORS" ON PAGE 1.

                                   ----------



     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                   ----------





                    THIS PROSPECTUS IS DATED FEBRUARY 6, 2001

                                TABLE OF CONTENTS

ABOUT NEWFIELD EXPLORATION COMPANY................................................................................1
RISK FACTORS......................................................................................................1
FORWARD-LOOKING STATEMENTS........................................................................................6
USE OF PROCEEDS...................................................................................................6
SELLING STOCKHOLDERS..............................................................................................6
PLAN OF DISTRIBUTION..............................................................................................8
VALIDITY OF SECURITIES............................................................................................9
EXPERTS...........................................................................................................9
WHERE YOU CAN FIND MORE INFORMATION...............................................................................9

                                   ----------

                       ABOUT NEWFIELD EXPLORATION COMPANY

     Newfield is an independent oil and gas company engaged in the exploration, development and acquisition of crude oil and natural gas properties. We were founded in 1989 and acquired our first oil and gas reserves in 1990. Since that time, we have grown rapidly. Our initial focus area was the Gulf of Mexico. Over the last several years we have expanded our areas of operation to include the U.S. onshore Gulf Coast, offshore Australia and China's Bohai Bay.

     Our executive offices are located at 363 N. Sam Houston Parkway E., Suite 2020, Houston, Texas 77060, and our telephone number is (281) 847-6000.

                                  RISK FACTORS

     Investing in our common stock will provide you with an equity ownership in Newfield. As one of our stockholders, you will be subject to risks inherent in our business. The trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as other information contained in this prospectus and the documents incorporated by reference herein before deciding to invest in shares of our common stock.

OIL AND GAS PRICES FLUCTUATE WIDELY, AND LOW PRICES FOR AN EXTENDED PERIOD OF TIME ARE LIKELY TO HAVE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS.

     Our revenues, profitability and future growth depend substantially on prevailing prices for oil and gas. These prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. The amount we can borrow under our credit facility is subject to periodic redeterminations based in part on changing expectations of future prices. Lower prices may also reduce the amount of oil and gas that we can economically produce.

     Prices for oil and gas fluctuate widely. Among the factors that may cause fluctuations are:

     o    the domestic and foreign supply of oil and natural gas;

     o    weather conditions;

     o    the price of foreign imports;

     o    world-wide economic conditions;

     o    political conditions in oil and gas producing regions;

     o    the level of consumer demand;

     o    domestic and foreign governmental regulations; and

     o    the price and availability of alternative fuels.

     We use hedging transactions with respect to a portion of our oil and gas production to achieve more predictable cash flow and to reduce our exposure to price fluctuations. While the use of hedging transactions limits the downside risk of price declines, their use may also limit future revenues from price increases. Please read our most recently filed annual report on Form 10-K or quarterly report on Form 10-Q for a more detailed discussion of our hedging program.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO REPLACE RESERVES THAT WE PRODUCE.

     Our future success depends on our ability to find, develop and acquire oil and gas reserves that are economically recoverable. As is generally the case in the Gulf Coast region, our producing properties in that region usually have high initial production rates, followed by steep declines in production. As a result, we must locate and develop or acquire new oil and gas reserves to replace those being depleted by production. We must do this even during periods of low oil and gas prices when it may be difficult to raise the capital necessary to finance these activities. Without successful exploration or acquisition activities, our reserves, production and revenues will decline rapidly. We cannot assure you that we will be able to find and develop or acquire additional reserves at an acceptable cost.

SUBSTANTIAL CAPITAL IS REQUIRED TO REPLACE AND GROW RESERVES.

     We make, and will continue to make, substantial expenditures to find, develop, acquire and produce oil and gas reserves. We believe that we will have sufficient cash provided by operating activities and borrowings under our credit facility to fund planned capital expenditures in 2001. If, however, lower oil and gas prices or operating difficulties result in our cash flow from operations being less than expected or limit our ability to borrow under our credit facility, we may be unable to expend the capital necessary to undertake or complete our drilling program unless we raise additional funds through debt or equity financings. We cannot assure you that debt or equity financing, cash generated by operations or borrowing capacity will be available to meet these requirements.

RESERVE ESTIMATES ARE INHERENTLY UNCERTAIN AND DEPEND ON MANY ASSUMPTIONS THAT MAY TURN OUT TO BE INACCURATE.

     Estimating accumulations of oil and gas is complex and is not an exact science because of the numerous uncertainties inherent in the process. The process relies on interpretations of available geologic, geophysic, engineering and production data. The extent, quality and reliability of this technical data can vary. The process also requires certain economic assumptions, some of which are mandated by the Securities and Exchange Commission, such as oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The accuracy of a reserve estimate is a function of:

     o    the quality and quantity of available data;

     o    the interpretation of that data;

     o    the accuracy of various mandated economic assumptions; and

     o    the judgment of the persons preparing the estimate.

Our proved reserve information incorporated by reference in this prospectus is based on estimates we prepared. Estimates prepared by others might differ materially from our estimates.

     Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves most likely will vary from our estimates. Any significant variance could materially affect the quantities and present value of our reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development and prevailing oil and gas prices. Our reserves may also be susceptible to drainage by operators on adjacent properties.

     You should not assume that the present value of future net cash flows incorporated by reference in this prospectus is the current market value of our estimated proved oil and gas reserves. In accordance with SEC requirements, we generally base the estimated discounted future net cash flows from proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate.

IF OIL AND GAS PRICES DECREASE, WE MAY BE REQUIRED TO TAKE WRITEDOWNS.

     There is a risk that we will be required to writedown the carrying value of our oil and gas properties when oil and gas prices are low or if we have substantial downward adjustments to our estimated proved reserves, increases in our estimates of development costs or deterioration in our exploration results.

     We capitalize the costs to acquire, find and develop our oil and gas properties. Under the full cost accounting method we use, the net capitalized costs of our oil and gas properties may not exceed the present value of estimated future net cash flows from proved reserves, using period end oil and gas prices and a 10% discount factor, plus the lower of cost or fair market value of unproved properties. If net capitalized costs of our oil and gas properties exceed this limit, we must charge the amount of this excess to earnings. This type of charge will not affect our cash flow from operating activities, but it will reduce the book value of our stockholders' equity. We review the carrying value of our properties quarterly, based on prices in effect as of the end of each quarter or as of the time of reporting our results. The carrying value of oil and gas properties is computed on a country-by-country basis. Therefore, while our properties in one country may be subject to a writedown, our properties in other countries could be unaffected. Once incurred, a writedown of oil and gas properties is not reversible at a later date even if oil or gas prices increase.

     Primarily because of low oil and gas prices, we recorded a writedown of the carrying value of our properties for the year ended December 31, 1998 in the amount of $105 million. Although the prices of oil and gas have recently recovered, we cannot assure you that we will not be required to take additional writedowns in future periods.

WE MAY BE SUBJECT TO RISKS IN CONNECTION WITH FUTURE ACQUISITIONS.

     The successful acquisition of producing properties requires an assessment of several factors, including:

     o    recoverable reserves;

     o    future oil and gas prices;

     o    operating costs; and

     o    potential environmental and other liabilities.

     The accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject properties that we believe to be generally consistent with industry practices, which usually includes on-site inspections and the review of reports filed with the Mineral Management Service of the United States Department of the Interior for environmental compliance. Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every platform or well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. We are often not entitled to contractual indemnification for environmental liabilities and acquire structures on a property on an "as is" basis.

COMPETITIVE INDUSTRY CONDITIONS MAY NEGATIVELY AFFECT OUR ABILITY TO CONDUCT OPERATIONS.

     Competition in the oil and gas industry is intense, particularly with respect to the acquisition of producing properties and proved undeveloped acreage. Major and independent oil and gas companies actively bid for desirable oil and gas properties, as well as for the equipment and labor required to operate and develop these properties. Many of our competitors have financial resources that are substantially greater than ours, which may adversely affect our ability to compete with these companies.

DRILLING IS A HIGH-RISK ACTIVITY.

     Our future success will depend on the success of our drilling program. In addition to the numerous operating risks described in more detail below, these activities involve the risk that no commercially productive oil or gas reservoirs will be discovered. In addition, we often are uncertain as to the future cost or timing of drilling, completing and producing wells. Furthermore, our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

     o    unexpected drilling conditions;

     o    pressure or irregularities in formations;

     o    equipment failures or accidents;

     o    adverse weather conditions;

     o    compliance with governmental requirements; and

     o shortages or delays in the availability of drilling rigs and the delivery of equipment.

THE OIL AND GAS BUSINESS INVOLVES MANY OPERATING RISKS THAT CAN CAUSE SUBSTANTIAL LOSSES; INSURANCE MAY NOT PROTECT US AGAINST ALL THESE RISKS.

     The oil and gas business involves a variety of operating risks, including:

     o    fires;

     o    explosions;

     o    blow-outs;

     o    uncontrollable flows of oil, gas, formation water or drilling fluids;

     o    natural disasters;

     o    pipe or cement failures;

     o    casing collapses;

     o    embedded oilfield drilling and service tools;

     o    abnormally pressured formations; and

     o environmental hazards such as oil spills, natural gas leaks, pipeline ruptures and discharges of toxic gases.

     If any of these events occur, we could incur substantial losses as a result of:

     o    injury or loss of life;

     o severe damage to and destruction of property, natural resources and equipment;

     o    pollution and other environmental damage;

     o    clean-up responsibilities;

     o    regulatory investigation and penalties;

     o    suspension of our operations; and

     o    repairs to resume operations.

     If we experience any of these problems, our ability to conduct operations could be adversely affected.

     Offshore operations are subject to a variety of operating risks peculiar to the marine environment, such as capsizing, collisions and damage or loss from hurricanes or other adverse weather conditions. These conditions can cause substantial damage to facilities and interrupt production. As a result, we could incur substantial liabilities that could reduce or eliminate the funds available for our drilling and development programs and acquisitions, or result in loss of properties.

     We maintain insurance against some, but not all, of these potential risks and losses. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could adversely affect us.

WE HAVE RISKS ASSOCIATED WITH OUR FOREIGN OPERATIONS.

     We continue to evaluate and pursue new opportunities for international expansion in areas where we can use our core competencies. To date, we have expanded our operations to Australia and China. If our exploratory drilling in Australia and China is successful, we may make significant future investments in these areas.

     Ownership of property interests and production operations in areas outside the United States are subject to the various risks inherent in foreign operations. These risks may include:

     o    currency restrictions and exchange rate fluctuations;

     o loss of revenue, property and equipment as a result of expropriation, nationalization, war or insurrection;

     o    increases in taxes and governmental royalties;

     o renegotiation of contracts with governmental entities and quasi-governmental agencies;

     o change in laws and policies governing operations of foreign-based companies;

     o    labor problems; and

     o other uncertainties arising out of foreign government sovereignty over our international operations.

     Our international operations may also be adversely affected by laws and policies of the United States affecting foreign trade, taxation and investment. In addition, in the event of a dispute arising from foreign operations, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of the courts of the United States.

OTHER INDEPENDENT OIL AND GAS COMPANIES' LIMITED ACCESS TO CAPITAL MAY CHANGE OUR EXPLORATION AND DEVELOPMENT PLANS.

     Many independent oil and gas companies have limited access to the capital necessary to finance their activities. As a result, some of the other working interest owners of our wells may be unwilling or unable to pay their share of the costs of projects as they become due. These problems could cause us to change, suspend or terminate our drilling and development plans with respect to the affected project.

WE ARE SUBJECT TO COMPLEX LAWS THAT CAN AFFECT THE COST, MANNER OR FEASIBILITY OF DOING BUSINESS.

     Exploration, development, production and sale of oil and gas are subject to extensive federal, state, local and international regulation. We may be required to make large expenditures to comply with environmental and other governmental regulations. Matters subject to regulation include:

     o    discharge permits for drilling operations;

     o    drilling bonds;

     o    reports concerning operations;

     o    the spacing of wells;

     o    unitization and pooling of properties; and

     o    taxation.

     Under these laws, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase our costs. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

OUR CERTIFICATE OF INCORPORATION, STOCKHOLDERS RIGHTS AGREEMENT AND BYLAWS CONTAIN PROVISIONS THAT COULD DISCOURAGE AN ACQUISITION OR CHANGE OF CONTROL OF OUR COMPANY.

     Our stockholders rights agreement, together with certain provisions of our certificate of incorporation and bylaws, may make it more difficult to effect a change in control of our company, to acquire us or to replace incumbent management. These provisions could potentially deprive our stockholders of opportunities to sell shares of our stock at above-market prices.

WE DO NOT INTEND TO PAY, AND HAVE RESTRICTIONS UPON OUR ABILITY TO PAY, DIVIDENDS ON OUR COMMON STOCK.

     We have not paid cash dividends in the past and do not intend to pay dividends on our common stock in the foreseeable future. We currently intend to retain any earnings for the future operation and development of our business. Our ability to make dividend payments in the future will be dependent on our future performance and liquidity. In addition, our credit facility contains restrictions on our ability to pay cash dividends on our capital stock, including the common stock.


                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents we incorporate by reference herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this prospectus and the documents we incorporate by reference herein, including statements regarding production targets, anticipated production rates, planned capital expenditures, the availability of capital resources to fund capital expenditures, estimates of proved reserves, wells planned to be drilled in the future, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may very significantly from those anticipated due to many factors, including:

     o    drilling results;

     o    oil and gas prices;

     o    industry conditions;

     o    the prices of goods and services;

     o    the availability of drilling rigs and other support services; and

     o    the availability of capital resources.

     The information contained in this prospectus and the documents incorporated by reference into this prospectus, identify additional factors that could affect our operating results and performance. We urge you to carefully consider those factors.

     All forward-looking statements attributable to our company are expressly qualified in their entirety by this cautionary statement.

                                 USE OF PROCEEDS

         Newfield will not receive any proceeds from the sale of the shares of common stock by the selling stockholders named herein.

                              SELLING STOCKHOLDERS

         On February 10, 2000, our company's board of directors adopted, subject to stockholder approval, the Newfield Exploration Company 2000 Non-Employee Director Plan. The terms of this plan are substantially identical to the terms of the Newfield Exploration Company 1995 Non-Employee Director Plan. As a result of the approval of the 2000 plan by stockholders at our 2000 annual meeting of stockholders, the 1995 plan was terminated and each non-employee director of our company in office immediately after the annual meeting (other than Thomas G. Ricks, who elected to not receive a grant because of restrictions imposed by his employer) was granted 750 restricted shares of our common stock pursuant to the 2000 plan.

         On January 23, 2001, we acquired Lariat Petroleum, Inc. by merging Lariat into a newly formed, wholly owned subsidiary of our company, Newfield Exploration Mid-Continent Inc. ("Mid-Continent"). In connection with the merger and in consideration of such persons continued employment after the merger in the same capacities with Mid-Continent and Raymond A. Foutch's election as Vice President - Mid-Continent of our company, Mr. Foutch, formerly President and Chief Executive Officer of Lariat, Patrick J. Curth, formerly Vice President, Exploration of Lariat, and Oran L. Hall, formerly Vice President, Operations of Lariat, were granted 25,000, 10,000 and 10,000 restricted shares of our common stock, respectively, pursuant to the Newfield Exploration Company 2000 Omnibus Stock Plan.

     The offer and resale of the restricted shares of our common stock described above are being made pursuant to this prospectus because the Form S-8 Registration Statement of which this prospectus is a part had not been filed with the SEC at the time such shares were issued.

     This information in the table below is as of January 31, 2001 and is based upon information provided by the selling stockholders. The term "selling stockholders" includes the stockholders listed below and their transferees, pledgees, donees or other successors.

                                             Number of                             Number of
                                              Shares                                Shares
                                           Beneficially         Number of         Beneficially        Percentage of
                                          Owned Prior to       Shares Being       Owned After          Outstanding
Name of Selling Stockholder                  Offering            Offered          Offering(1)           Shares(2)
---------------------------               --------------       ------------       ------------        -------------
Philip J. Burguieres                           4,147                  750(3)             3,397             *
Charles W. Duncan, Jr.                       620,295                  750(3)           619,545            1.4%
Dennis R. Hendrix                             19,416                  750(3)            18,666             *
Terry Huffington                             273,089                  750(3)           272,339             *
Howard H. Newman                           1,929,040(4)               750(3)         1,928,290(4)         4.3%
Estate of John C. Sawhill and                 67,147                  750(3)            66,397             *
   the distributes thereof(5)
C. F. Shultz                                  10,705                  750(3)             9,955             *
Raymond A. Foutch                             51,158               25,000(6)            26,158             *
Patrick J. Curth                              10,103               10,000(6)               103             *
Oran L. Hall                                  10,000               10,000(6)                --             *


(1) The beneficial ownership in this column assumes that each selling stockholder sells all of the shares offered by this prospectus that are beneficially owned by such selling stockholder and that prior to the sale of such shares such selling stockholder does not acquire additional shares or dispose of shares beneficially owned by such stockholder that are not being offered pursuant to this prospectus. A selling stockholder may sell none, some or all of the shares, including the shares offered by this prospectus, beneficially owned by such selling stockholder or acquire additional shares. We cannot predict when or in what amounts a selling stockholder may sell any of the shares offered by this prospectus or any other shares beneficially owned by such selling stockholder or acquire additional shares.

(2) The asterisk indicates ownership of less than 1% of the outstanding shares of our common stock.

(3) Represents restricted shares granted on May 4, 2000 pursuant to the Newfield Exploration Company 2000 Non-Employee Director Restricted Stock Plan.

(4) Warburg, Pincus Ventures, L.P. ("Warburg") is the owner of 1,864,735 of the shares indicated as beneficially owned by Mr. Newman and are included because of Mr. Newman's affiliation with Warburg. The sole general partner of Warburg is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), manages Warburg. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. Mr. Newman is a Managing Director and a member of EMW LLC and a general partner of WP. As such, Mr. Newman may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of 1934) in an indeterminate portion of the shares owned by Warburg. Mr. Newman disclaims beneficial ownership of the shares owned by Warburg within the meaning o Rule 13d-3 under the Exchange Act of 1934.

(5) John C. Sawhill was a non-employee director of our company until his death on May 18, 2000. As a result of his death, the restrictions on the shares granted to him on May 4, 2000 pursuant to the Newfield Exploration Company 2000 Non-Employee Director Restricted Stock Plan have lapsed.

(6) Represents restricted shares granted on January 23, 2001 pursuant to the Newfield Exploration Company 2000 Omnibus Stock Plan.

         As noted above, each of Messrs. Burguieres, Duncan and Hendrix, Ms. Huffington and Messrs. Newman and Shultz are directors of our company. In addition, Mr. Foutch is Vice President - Mid-Continent of our company and President and Chief Executive Officer of Mid-Continent, a wholly owned subsidiary of our company, Mr. Curth is Vice President, Exploration of Mid-Continent and Mr. Hall is Vice President, Operations of Mid-Continent.

     All expenses of registration of the shares are being borne by Newfield, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

                              PLAN OF DISTRIBUTION

     Some of the shares offered by this prospectus are subject to restrictions under the Newfield Exploration Company Non-Employee Director Restricted Stock Plan or the Newfield Exploration Company 2000 Omnibus Stock Plan. In addition, our officers, directors and employers may be subject to certain restrictions under our company policies or applicable securities laws. Subject to those restrictions, sales of shares by the selling stockholders referred to in this prospectus may be made from time to time in one or more transactions, on the New York Stock Exchange, in the over-the-counter market or any other exchange or quotation system on which shares of our common stock may be listed or quoted, in negotiated transactions or in a combination of any such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The shares may be offered directly, to or through underwriters or agents designated from time to time or to or through brokers or dealers, or through any combination of these methods of sale. The methods by which the shares may be sold include:

     o a block trade (which may involve crosses) in which the broker or dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

     o exchange distributions or secondary distributions in accordance with the rules of the New York Stock Exchange;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o    firm commitment or best efforts underwritings; and

     o    privately negotiated transactions.

     An underwriter, agent, broker or dealer may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). A member firm of an exchange on which our common stock is traded may be engaged to act as a selling stockholder's agent in the sale of shares by such selling stockholder.

     In connection with distributions of the shares registered hereunder or otherwise, the selling stockholders may enter into hedging transactions with brokers or dealers or other financial institutions with respect to our common stock. In connection with such transactions, such brokers or dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. Such hedging transactions may require or permit the selling stockholders to deliver the shares to such brokers or dealers or other financial institutions to settle such hedging transactions. The selling stockholders may also sell our common stock short and deliver the shares to close out such short positions. If so required by applicable law, this prospectus, as amended or supplemented, may be used to effect:

     o    the short sales of our common stock referred to above;

     o the sale or other disposition by the brokers or dealers or other financial institutions of any shares they receive pursuant to the hedging transactions referred to above; or

     o the delivery by the selling stockholders of shares to close out short positions.

     The selling stockholders may also pledge the shares registered hereunder to a broker or dealer or other financial institution and, upon a default, such broker or dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also donate the shares registered hereunder to a third party and such donee may effect sales of the shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The foregoing description in this paragraph is subject to a selling stockholder's compliance with Section 16(c) of the Securities Exchange Act of 1934, to the extent and during such periods as
Section 16(c) is applicable to such selling stockholder.

     The selling stockholders and any underwriters, brokers, dealers, agents or others that participate with the selling stockholders in the distribution of the shares offered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any underwriting discounts, commissions or fees received by such persons and any profit on the resale of the shares purchased by such persons may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

     There can be no assurance that any of the selling stockholders will sell any or all of the shares offered hereby.

                             VALIDITY OF SECURITIES

     The validity of the shares offered by this prospectus has been passed upon for Newfield by Vinson & Elkins L.L.P., Houston, Texas.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

     Our common stock is listed on the New York Stock Exchange under the symbol "NFX." Our reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 30 Broad Street, New York, New York 10005.

     The SEC allows our company to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities or until we terminate this offering:

     o    our annual report on Form 10-K for the year ended December 31, 1999;

     o our quarterly reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

     o our current reports on Form 8-K filed on March 9, 2000 and January 8, 2001 and our amended current report on Form 8-K/A filed on May 5, 2000;

     o the description of our common stock contained in our Form 8-A registration statement filed on November 4, 1993; and

     o the description of our preferred share purchase rights contained in our Form 8-A registration statement filed on February 18, 1999.

     You may request a copy of these filings at no cost, by writing us at the following address or telephoning us at the following number:

                          Newfield Exploration Company
                        Attention: Stockholder Relations
                         363 N. Sam Houston Parkway E.,
                                   Suite 2020
                              Houston, Texas 77060
                                 (281) 847-6000

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

                                     PART II

               INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

     ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents filed by the registrant (File No. 1-125341) with the Securities and Exchange Commission (the "SEC") pursuant to Section 12 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference and made a part of this registration statement:
(a) Annual Report on Form 10-K for the year ended December 31, 1999, (b) (i) Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2000, June 30, 2000 and September 30, 2000 and (ii) Current Reports on Form 8-K filed with the SEC on March 9, 2000 and January 8, 2001 and amended Current Report on Form 8-K/A filed with the SEC on May 5, 2000 and (c) (i) the description of the registrant's common stock contained in the Form 8-A Registration Statement filed with the SEC on November 4, 1993 and (ii) the description of the registrant's preferred share purchase rights contained in the Form 8-A Registration Statement filed with the SEC on February 18, 1999.

     All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this registration statement, will be deemed to be incorporated by reference herein and to be a part of this document from the date of filing of such documents until all of the securities offered pursuant to this registration statement are sold or the offering pursuant to this registration statement is terminated. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

     The financial statements incorporated in this registration statement by reference to the registrant's Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     ITEM 4. DESCRIPTION OF SECURITIES.

         Not applicable.

     ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         None.

     ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") authorizes a corporation, under certain circumstances, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was an officer or director of such corporation, or is or was serving at the request of that corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action or proceeding, such indemnification is available if he had no reasonable cause to believe his conduct was unlawful.

     Article Seventh of the registrant's Second Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), together with
Article VI of the registrant's Restated Bylaws, as amended (the "Bylaws"), provide for indemnification of each person who is or was made a party to any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding because such person is, was or has agreed to become an officer or director of the registrant or is a person who is or was serving or has agreed to serve at the request of the registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation or of a partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise to the fullest extent permitted by the DGCL as it existed at the time the indemnification provisions of the Certificate of Incorporation and Bylaws were adopted or as may be thereafter amended.
Article VI expressly provides that it is not the exclusive method of indemnification.

     Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was an officer or director of such corporation against liability asserted against or incurred by him in any such capacity, whether or not such corporation would have the power to indemnify such officer or director against such liability under the provisions of Section 145.

     Article Seventh of the Certificate of Incorporation and Article VI of the Bylaws also provide that the registrant may maintain insurance, at the registrant's expense, to protect the registrant and any director, officer, employee or agent of the registrant or of another entity against any expense, liability, or loss, regardless of whether the registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (d) for any transaction from which the director derived improper personal benefit. Article Seventh of the Certificate of Incorporation contains such a provision.

         Howard H. Newman, a director of the registrant and a Managing Director and a member of E.M. Warburg, Pincus & Co., LLC and a general partner of Warburg, Pincus & Co., is indemnified by affiliates of E.M. Warburg, Pincus & Co., LLC and Warburg, Pincus & Co. against certain liabilities that he may incur as a result of his serving as directors of the registrant.

         Thomas G. Ricks, a director of the registrant and President and Chief Executive Officer of the University of Texas Investment Management Company ("UTIMCO"), is indemnified by UTIMCO against certain liabilities that he may incur as a result of his serving as a director of the registrant.

     ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         The 50,250 restricted shares of common stock to be reoffered or resold pursuant to this registration statement were issued in transactions by the registrant not involving any public offering that were exempt from the provisions of Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2) of the Securities Act. Of such shares, 45,000 were granted pursuant to the Newfield Exploration Company 2000 Omnibus Stock Plan to three former executive officers of Lariat Petroleum, Inc. ("Lariat"), which was acquired by the registrant by the merger of Lariat with and into a wholly owned subsidiary of the registrant, as an incentive for such executive officers to remain in such capacities with such wholly owned subsidiary of the registrant. Restricted shares were not offered to any other former officer or employee of Lariat. The remaining 5,250 shares were granted to the non-employee directors (other than one non-employee director who elected not to receive a grant) of the registrant pursuant to the Newfield Exploration Company 2000 Non-Employee Director Restricted Stock Plan. Only non-employee directors of the registrant are eligible to receive grants of restricted shares pursuant to such plan and such grants are automatic and based on a formula set forth in such plan unless a non-employee director elects in advance to not receive a grant.

ITEM 8.  EXHIBITS.

         Unless otherwise indicated below as being incorporated by reference to another filing of the registrant with the SEC, each of the following exhibits is filed herewith:

         4.1.1 Newfield Exploration Company 2000 Omnibus Stock Plan (incorporated by reference to Exhibit 10.20 to the registrant's Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-125341))

         4.2 Newfield Exploration Company 2000 Non-Employee Director Restricted Stock Plan (incorporated by reference to Exhibit
                  10.18 to the registrant's Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-125341))

         4.3 Newfield Exploration Company 2001 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.19 to the registrant's Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-125341))

         4.4.1 Second Restated Certificate of Incorporation of the registrant (incorporated by reference to Exhibit 3.1 to the registrant's Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-125341))

         4.4.2 Certificate of Amendment to Second Restated Certificate of Incorporation of the registrant dated May 15, 1997 (incorporated by reference to Exhibit 3.1.1 to the registrant's Registration Statement on Form S-3 (Registration No. 333-32582))

         4.4.3 Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.5 to the registrant's Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 1-125341))

         4.5 Restated Bylaws of the registrant as amended by Amendment No. 1 thereto adopted January 1, 2000 (incorporated by reference to Exhibit 3.3 to the registrant's Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-125341))

         4.6 Rights Agreement, dated as of February 12, 1999, between the registrant and ChaseMellon Shareholder Services L.L.C. as Rights Agent, specifying the terms of the Rights to Purchase Series A Junior Participating Preferred Stock of the registrant (incorporated by reference to Exhibit 1 to the registrant's Registration Statement on Form 8-A filed with the SEC on February 18, 1999 (File No. 1-125341))

         5.1      Opinion of Vinson & Elkins L.L.P.

         23.1     Consent of PricewaterhouseCoopers LLP

         23.2     Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

         24.1 Powers of Attorney (included on the signature pages to this registration statement)

                                  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

         (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

     provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

         (b) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

         (d) that, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (e) insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 5th day of February, 2001.



                              By: /s/ TERRY W. RATHERT
                                  ----------------------------------------------
                                  Terry W. Rathert
                                  Vice President and Chief Financial Officer


     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Terry W. Rathert and C. William Austin, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Form S-8 Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 5th day of February, 2001.

          SIGNATURE                               TITLE
          ---------                               -----
      /s/ DAVID A. TRICE              President and Chief Executive Officer
---------------------------------     (Principal Executive Officer)
      David A. Trice


      /s/ TERRY W. RATHERT            Vice President and Chief Financial Officer
---------------------------------     (Principal Financial Officer)
      Terry W. Rathert


      /s/ RONALD P. LEGE              Controller
---------------------------------     (Principal Accounting Officer)
      Ronald P. Lege


                                      Director
---------------------------------
      Joe B. Foster


      /s/ PHILIP J. BURGUIERES        Director
---------------------------------
      Philip J. Burguieres


                                      Director
---------------------------------
      Charles W. Duncan


      /s/ DENNIS R. HENDRIX           Director
---------------------------------
      Dennis R. Hendrix

      /s/ TERRY HUFFINGTON            Director
---------------------------------
      Terry Huffington


      /s/ HOWARD H. NEWMAN            Director
---------------------------------
      Howard H. Newman


                                      Director
---------------------------------
      Thomas G. Ricks


      /s/ C.E. SHULTZ                 Director
---------------------------------
      C.E. Shultz


      /s/ ROBERT W. WALDRUP           Director
---------------------------------
      Robert W. Waldrup

                                INDEX TO EXHIBITS

     EXHIBIT
     NUMBER   DESCRIPTION
     -------  -----------
     4.1.1    Newfield Exploration Company 2000 Omnibus Stock Plan (incorporated by reference to Exhibit 10.20 to the registrant's Annual Report on
              Form 10-K for the year ended December 31, 1999 (File No.
              1-125341))

     4.2      Newfield Exploration Company 2000 Non-Employee Director Restricted
              Stock Plan (incorporated by reference to Exhibit 10.18 to the registrant's Annual Report on Form 10-K for the year ended
              December 31, 1999 (File No. 1-125341))

     4.3      Newfield Exploration Company 2001 Employee Stock Purchase Plan
              (incorporated by reference to Exhibit 10.19 to the registrant's
              Annual Report on Form 10-K for the year ended December 31, 1999
              (File No. 1-125341))

     4.4.1    Second Restated Certificate of Incorporation of the registrant
              (incorporated by reference to Exhibit 3.1 to the registrant's
              Annual Report on Form 10-K for the year ended December 31, 1999
              (File No. 1-125341))

     4.4.2    Certificate of Amendment to Second Restated Certificate of
              Incorporation of the registrant dated May 15, 1997 (incorporated by reference to Exhibit 3.1.1 to the registrant's Registration
              Statement on Form S-3 (Registration No. 333-32582))

     4.4.3    Certificate of Designation of Series A Junior Participating
              Preferred Stock (incorporated by reference to Exhibit 3.5 to the registrant's Annual Report on Form 10-K for the year ended
              December 31, 1998 (File No. 1-125341))

     4.5 Restated Bylaws of the registrant as amended by Amendment No. 1 thereto adopted January 1, 2000 (incorporated by reference to Exhibit 3.3 to the registrant's Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 1-125341))

     4.6 Rights Agreement, dated as of February 12, 1999, between the registrant and ChaseMellon Shareholder Services L.L.C. as Rights
              Agent, specifying the terms of the Rights to Purchase Series A
              Junior Participating Preferred Stock of the registrant
              (incorporated by reference to Exhibit 1 to the registrant's
              Registration Statement on Form 8-A filed with the SEC on February
              18, 1999 (File No. 1-125341))

     5.1      Opinion of Vinson & Elkins L.L.P.

     23.1     Consent of PricewaterhouseCoopers LLP

     23.2     Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

     24.1 Powers of Attorney (included on the signature pages to this registration statement)